Exhibit 99.1

             Media Contact:
858-366-6900
media@tandemdiabetes.com

Investor Contact:
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Fourth Quarter and Full Year 2025 Financial Results
and 2026 Financial Guidance

San Diego, February 19, 2026 - Tandem Diabetes Care, Inc. (Nasdaq: TNDM), a global insulin delivery and diabetes technology company, today reported its financial results for the quarter and fiscal year ended December 31, 2025 and provided its financial guidance for the year ending December 31, 2026.

Fourth Quarter 2025 Financial and Strategic Highlights
•Achieved record quarterly sales:
◦Worldwide sales of $290.4 million
◦United States sales of $210.5 million
◦Worldwide pump shipments of 38,000
◦United States pump shipments of 27,000
•Delivered meaningful operational improvement:
◦Record quarterly gross margin of 58%
◦Operating income of $8.3 million, or 3% of sales
◦Net loss of $0.6 million with positive adjusted EBITDA(1) of 11% of sales
◦Positive cash flow from operating activities of $9.8 million and positive free cash flow(1) of $3.1 million
•Delivered key portfolio enhancements:
◦Began global commercial rollout of t:slim X2 pump integration with the FreeStyle Libre 3 Plus continuous glucose monitoring sensor
◦Initiated launch of Android mobile control for the Tandem Mobi insulin delivery system
Full Year 2025 Financial Highlights
•Achieved milestone of $1.015 billion in worldwide sales
•Demonstrated growth in worldwide pump shipments to more than 126,000
•Expanded gross margin to 54%
Recent Strategic Highlights
•Introducing pay-as-you-go pharmacy structure, advancing our multi-channel initiative in the United States
•Began direct commercial operations in select European countries
•Filed a 510(k) with the United States Food and Drug Administration for a pregnancy indication for Control-IQ+ technology

Exhibit 99.1
“2025 was a defining year for Tandem as we surpassed $1 billion in worldwide sales and set gross margin records, while modernizing our commercial operations, reshaping our business model, and driving innovation,” said John Sheridan, president and chief executive officer. “In 2026, we plan to build upon this momentum as we further strengthen our business, while delivering new technology solutions to improve the lives of people with diabetes.”

Fourth Quarter and Full Year 2025 Sales Results Compared to 2024
United States sales and margins in 2024 were impacted by the accounting treatment of the Tandem Choice program (Tandem Choice), which concluded in 2024 and is excluded from non‑GAAP results. Accordingly, the Company is presenting select financial results on both a GAAP and non‑GAAP basis. Additional information can be found in Table D, “Reconciliation of GAAP versus Non-GAAP Financial Results” and under “Non-GAAP Financial Measures” below.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2025		2024		2025		2024
($ in millions)	GAAP	Non-GAAP(1)(2)	GAAP	Non-GAAP(1)(2)	GAAP	Non-GAAP(1)	GAAP	Non-GAAP(1)(2)
United States	$210.5	$210.5	$214.6	$184.4	$706.9	$706.9	$672.7	$642.5
International	79.9	79.9	68.1	68.1	307.8	307.8	267.5	267.5
Total Worldwide	$290.4	$290.4	$282.6	$252.5	$1,014.7	$1,014.7	$940.2	$910.0

Fourth Quarter 2025 Results Compared to Fourth Quarter 2024

•Sales(2): Worldwide GAAP sales increased 3% to $290.4 million, compared to $282.6 million which included the recognition of $30.2 million in sales related to Tandem Choice. Excluding the impact of Tandem Choice, Non-GAAP sales(1) increased 15% to $290.4 million compared to $252.4 million.

GAAP sales in the United States decreased 2% to $210.5 million, compared to $214.6 million which included the recognition of $30.2 million in sales related to Tandem Choice. Excluding the impact of Tandem Choice, Non-GAAP sales in the United States grew 14% to $210.5 million compared to $184.4 million.

International sales increased 17% to $79.9 million compared to $68.1 million.

Shipments in the United States were more than 27,000 pumps. International shipments were approximately 11,000 pumps.

•Gross profit(2): GAAP gross profit was $167.5 million, compared to $157.5 million. GAAP gross margin was 58%, compared to 56%.

Non-GAAP gross profit(1) was $167.5 million, compared to $127.9 million. Non-GAAP gross margin(1) was 58%, compared to 51%.

•Operating income (loss): GAAP operating income was $8.3 million, or 3% of sales, compared to operating loss of $0.6 million, or 0% of sales.

Non-GAAP operating income(1) was $8.3 million, or 3% of sales, compared to Non-GAAP operating loss of $30.2 million or negative 12% of sales.

•Net income (loss): GAAP net loss was $0.6 million, compared to net income of $0.8 million.

Non-GAAP net loss(1) was $0.6 million, compared to $28.8 million.

Adjusted EBITDA(1) was $32.9 million, or 11% of sales, compared to $2.3 million, or 1% of sales.

Exhibit 99.1
Full Year 2025 Financial Results Compared to Full Year 2024

•Sales(2): Worldwide GAAP sales increased 8% to $1.015 billion, compared to $940.2 million which included the recognition of $30.2 million in sales related to Tandem Choice. Excluding the impact of Tandem Choice, Non-GAAP worldwide sales(1) increased 12% to $1.015 billion, compared to $910.0 million.

GAAP sales in the United States increased 5% to $706.9 million, compared to $672.7 million which included the recognition of $30.2 million in sales related to Tandem Choice. Excluding the impact of Tandem Choice, Non-GAAP sales in the United States grew 10% to $706.9 million compared to $642.4 million.

International sales increased 15% to $307.8 million compared to $267.5 million.

Shipments in the United States were more than 86,000 pumps. International shipments were more than 40,000 pumps.

•Gross profit(2): GAAP gross profit was $546.0 million, compared to $489.6 million. GAAP gross margin was 54%, compared to 52%.

Non-GAAP gross profit(1) was $546.0 million, compared to $460.6 million. Non-GAAP gross margin(1) was 54%, compared to 51%.

•Operating loss: GAAP operating loss was $187.3 million, or negative 18% of sales, compared to $99.1 million, or negative 11% of sales.

Non-GAAP operating loss(1) was $156.1 million, or negative 15% of sales, compared to $128.1 million or negative 14% of sales.

•Net loss: GAAP net loss was $204.7 million, compared to $96.0 million.

Non-GAAP net loss(1) was $173.6 million, compared to $125.0 million.

Adjusted EBITDA(1) was negative $46.1 million, or negative 5% of sales, compared to negative $10.1 million, or negative 1% of sales. 2025 adjusted EBITDA included $75.2 million, or a negative 8 percentage point impact for an acquired in-process research and development charge.

(1) A reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures and additional information can be found in Table D “Reconciliation of GAAP versus Non-GAAP Financial Results” attached to this press release. Also see “Non-GAAP Financial Measures” below for additional information.

(2) Tandem Choice concluded in 2024, and there was no impact to sales or margins for this program in 2025. See “Non-GAAP Financial Measures” below for additional information.

See tables for additional financial information.

Exhibit 99.1
2026 Financial Guidance

“In 2026, our goal is to expand the worldwide market by delivering double-digit pump shipment growth. We are adopting a pay-as-you-go model in the U.S. that provides affordable access to customers, and progresses our business toward more predictable and profitable revenue that may not be evident in our 2026 sales expectations,” said Leigh Vosseller, executive vice president and chief financial officer. “We remain committed to improving margins and profitability during this transition that positions Tandem for accelerated sales growth in 2027 and beyond.”

For the year ending December 31, 2026, the Company is providing its full year and first quarter GAAP financial guidance as follows:
•Sales for the full year are estimated to be approximately $1.065 billion to $1.085 billion
•United States - reflects transition to pay-as-you-go business model in pharmacy channel
◦Shipments are estimated to increase approximately 10% to 11%
◦Sales of approximately $730 million to $745 million
◦Pay-as-you-go headwind of approximately $70 million to $80 million
•International - reflects preparation for transition to direct commercial operations in select countries
◦Sales of approximately $335 million to $340 million
◦Direct transition headwind of approximately $15 million
•Gross margin is estimated to be approximately 56% to 57% of sales
•Adjusted EBITDA(2) margin is estimated to be approximately 5% to 6% of sales
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $100 million. This includes:
•Approximately $80 million non-cash, stock-based compensation expense
•Approximately $20 million depreciation and amortization expense

For a comprehensive overview of the Company's guidance assumptions for 2026, including pricing and transition assumptions for the adoption of pay-as-you go reimbursement in the United States and the initiation of international direct operations, please see the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at https://investor.tandemdiabetes.com.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important operating performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company’s core operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company uses such non-GAAP financial measures in the future, we expect they will be calculated using a consistent method from period to period and, if not, an explanation will be provided. A reconciliation of each of the historical GAAP financial measures to the most directly comparable historical non-GAAP financial measures has been provided in Table D “Reconciliation of GAAP versus Non-GAAP Financial Results” attached to this press release.

In the first quarter of 2025, the Company included an adjustment for acquired in-process research and development (IPR&D) expense in its non-GAAP financials and provided guidance based on this practice. Beginning in the second quarter of 2025, the Company no longer included an adjustment for IPR&D expense in its non-GAAP results to align with views expressed by the staff of the U.S. Securities and Exchange Commission.

Exhibit 99.1
The accounting treatment for Tandem Choice, which was in effect from September 2022 through December 2024, had a high degree of complexity. When the program originally launched, the Company began deferring a portion of sales for each eligible t:slim X2 pump shipped in the United States. When a customer elected to participate in Tandem Choice upon the launch of Tandem Mobi in 2024, the Company recognized the existing deferral, incremental fees received and the associated costs of providing the new insulin pump at the time of fulfillment. Historical non-GAAP financial measures are presented in this press release to facilitate better comparisons of the Company’s operating results across the reporting periods. Tandem Choice did not impact any financial measures for the year ending December 31, 2025.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To access the call by phone, please use this link (https://register-conf.media-server.com/register/BIcf3966da609740b59045972812b7b1ee) and you will be provided with dial-in details, including a personal pin.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, a global insulin delivery and diabetes technology company, manufactures and sells advanced automated insulin delivery systems that reduce the burden of diabetes management, while creating new possibilities for patients, their loved ones, and healthcare providers. The Company’s pump portfolio features the Tandem Mobi system and the t:slim X2 insulin pump, both of which feature Control-IQ+ advanced hybrid closed-loop technology. Tandem Diabetes Care is headquartered in San Diego, California. For more information, visit tandemdiabetes.com.

Tandem Diabetes Care, the Tandem logo, Control-IQ, Control-IQ+, Tandem Mobi and t:slim X2 are either registered trademarks or trademarks of Tandem Diabetes Care, Inc. in the United States and/or other countries.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, the expected benefits of our multichannel strategy, the anticipated sales growth, and the ability to achieve other operational and commercial goals. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s products; products marketed and sold or under development by competitors; the Company’s ability to establish and sustain operations to support international sales, including expanding into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to successfully commercialize its products; the Company’s ability to develop and launch new products; risks associated with the regulatory approval process internationally for new products; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable, or may otherwise negatively impact the purchasing trends of customers; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Table A
(in thousands)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$292,666	$438,329
Accounts receivable, net	165,491	114,585
Inventories	128,769	149,612
Other current assets	31,217	21,965
Total current assets	618,143	724,491

Property and equipment, net	83,580	78,150
Operating lease right-of-use assets	96,172	85,306
Equity method investment	60,351	74,545
Other long-term assets	22,866	5,166
Total assets	$881,112	$967,658

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$138,488	$127,028
Current portion of convertible senior notes, net	—	40,670
Operating lease liabilities	19,472	18,208
Deferred revenue	9,527	11,831
Other current liabilities	75,237	49,312
Total current liabilities	242,724	247,049

Convertible senior notes, net - long-term	310,036	308,266
Operating lease liabilities - long-term	114,967	106,421
Deferred revenue - long-term	8,474	10,455
Other long-term liabilities	49,741	32,369
Total liabilities	725,942	704,560

Total stockholders’ equity	155,170	263,098
Total liabilities and stockholders’ equity	$881,112	$967,658

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Table B
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Sales	$290,383	$282,648	$1,014,736	$940,203
Cost of sales	122,923	125,193	468,722	450,629
Gross profit	167,460	157,455	546,014	489,574
Operating expenses:
Selling, general and administrative	113,100	105,836	444,989	389,824
Research and development	46,066	52,200	193,114	198,877
Acquired in-process research and development expenses	—	—	75,217	—
Litigation and settlement expense	—	—	19,951	—
Total operating expenses	159,166	158,036	733,271	588,701
Operating income (loss)	8,294	(581)	(187,257)	(99,127)
Total other income (expense), net	(3,612)	598	(13,015)	7,257
Income (loss) before income taxes	4,682	16	(200,272)	(91,870)
Income tax expense (benefit)	5,271	(739)	4,438	4,155
Net income (loss)	$(589)	$755	$(204,710)	$(96,025)

Net income (loss) per share - basic	$(0.01)	$0.01	$(3.04)	$(1.47)
Net income (loss) per share - diluted	$(0.01)	$0.01	$(3.04)	$(1.47)

Weighted average shares used to compute basic net income (loss) per share	68,014	65,939	67,285	65,451
Weighted average shares used to compute diluted net income (loss) per share	68,014	66,157	67,285	65,451

Exhibit 99.1

TANDEM DIABETES CARE, INC.
SALES BY GEOGRAPHY
Table C(1)

	(Unaudited)
($'s in thousands)	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
United States:
Pump	$111,486	$98,438	13%	$353,879	$328,625	8%
Supplies and other	98,978	85,923	15%	353,057	313,811	13%
Adjustment for Tandem Choice	—	30,202	(100)%	—	30,249	(100)%
Total GAAP Sales in the United States	$210,464	$214,563	(2)%	$706,936	$672,685	5%
Adjustment for Tandem Choice	—	(30,202)	100%	—	(30,249)	100%
Total Non-GAAP Sales in the United States	$210,464	$184,361	14%	$706,936	$642,436	10%

International:
Pump	$28,577	$25,770	11%	$110,260	$105,544	4%
Supplies and other	51,342	42,315	21%	197,540	161,974	22%
Total International Sales	$79,919	$68,085	17%	$307,800	$267,518	15%

Total GAAP Worldwide Sales	$290,383	$282,648	3%	$1,014,736	$940,203	8%
Adjustment for Tandem Choice	—	(30,202)	100%	—	(30,249)	100%
Total Non-GAAP Worldwide Sales	$290,383	$252,446	15%	$1,014,736	$909,954	12%

(1) The Tandem Choice program concluded in 2024, and there was no impact to sales for this program in 2025. A reconciliation of non-GAAP financial measures to their closest GAAP equivalent and additional information can be found in Table D and under the heading “Non-GAAP Financial Measures.”

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Reconciliation of GAAP versus Non-GAAP Financial Results
Table D
(Unaudited)

($'s in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025(4)	2024
GAAP sales	$290,383	$282,648	$1,014,736	$940,203
Adjustment for Tandem Choice (1)	—	(30,201)	—	(30,249)
Non-GAAP sales	$290,383	$252,447	$1,014,736	$909,954

GAAP gross profit	$167,460	$157,455	$546,014	$489,574
Adjustment for Tandem Choice(1)	—	(29,576)	—	(28,931)
Non-GAAP gross profit	$167,460	$127,879	$546,014	$460,643
GAAP gross margin(2)	58%	56%	54%	52%
Non-GAAP gross margin(2)	58%	51%	54%	51%

GAAP operating income (loss)	$8,294	$(581)	$(187,257)	$(99,127)
Litigation and settlement expense	—	—	19,951	—
Non-recurring facility impairment and restructuring costs(3)	—	—	11,167	—
Adjustment for Tandem Choice(1)	—	(29,576)	—	(28,931)
Non-GAAP operating loss	$8,294	$(30,157)	$(156,139)	$(128,058)
GAAP operating margin(2)	3%	—%	(18)%	(11)%
Non-GAAP operating margin(2)	3%	(12)%	(15)%	(14)%

GAAP net income (loss)	$(589)	$755	$(204,710)	$(96,025)
Income tax expense (benefit)	5,271	(739)	4,438	4,155
Interest income, interest expense and other, net	3,612	(598)	13,015	(7,257)
Depreciation and amortization	4,495	4,245	17,666	16,607
Litigation and settlement expense	—	—	19,951	—
Stock-based compensation expense	20,110	28,166	92,381	101,383
Non-recurring facility impairment and restructuring costs(3)	—	—	11,167	—
Adjustment for Tandem Choice(1)	—	(29,576)	—	(28,931)
Adjusted EBITDA	$32,899	$2,253	$(46,092)	$(10,068)
Adjusted EBITDA margin(2)	11%	1%	(5)%	(1)%

GAAP net income (loss)	$(589)	$755	$(204,710)	$(96,025)
Litigation and settlement expense	—	—	19,951	—
Non-recurring facility impairment and restructuring costs(3)	—	—	11,167	—
Adjustment for Tandem Choice(1)	—	(29,576)	—	(28,931)
Non-GAAP net loss	$(589)	$(28,821)	$(173,592)	$(124,956)

GAAP cash provided by (used in) operating activities	$9,788	$10,717	$(9,721)	$24,225
Less: capital expenditures	(6,685)	(3,069)	(19,948)	(19,231)
Non-GAAP free cash flow (5)	$3,103	$7,648	$(29,669)	$4,994
(1) The accounting treatment for Tandem Choice had a high degree of complexity. The Tandem Choice program concluded in 2024, and there was no impact to sales for this program in 2025. Additional information can be found under the heading “Non-GAAP Financial Measures.”
(2) GAAP margins including GAAP gross margin and GAAP operating margin are calculated using GAAP sales. Non-GAAP margins including non-GAAP gross margin, non-GAAP operating margin, and adjusted EBITDA margin are calculated using non-GAAP sales.
(3) In the first quarter of 2025, the Company recorded $11.2 million in impairment charges related to its operating lease right-of-use assets, and severance and other restructuring costs associated with the relocation of certain research and development activities.

Exhibit 99.1
(4) In the first quarter of 2025, the Company included an adjustment for IPR&D expense in its non-GAAP financials and provided guidance based on this practice. Beginning in the second quarter of 2025, the Company no longer included an adjustment for IPR&D expense in its non-GAAP results to align with views expressed by the staff of the U.S. Securities and Exchange Commission and 2025 results and guidance have been revised accordingly.
(5) Free Cash Flow is a non-GAAP financial measure that we define as cash provided by operating activities less capital expenditures.